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                                                                      EXHIBIT 12

                       STATEMENTS RE COMPUTATION OF RATIOS



RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands, except ratios)


                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------                          SIX MONTHS ENDED
                                         1999        2000       2001        2002             2003              JUNE 30, 2004
                                         ----        ----       ----        ----             ----              -------------
                                                                                                  PRO                    PRO
                                                                                      ACTUAL    forma(a)     ACTUAL    forma(a)
                                                                                      ------    --------     ------    --------
Fixed charges:
   Interest expense (including         $ 23,603   $  22,558   $ 20,919   $  20,565   $ 20,231   $ 14,840   $   9,765   $  7,223
   amortization of capitalized
   interest)...................
   Estimated interest in rent expense..   1,432       1,398      1,386       1,613      1,247      1,247         324        324
                                       --------   ---------   --------   ---------   --------   --------   ---------   --------
Total fixed charges                    $ 25,035   $  23,956   $ 22,305   $  22,178   $ 21,478   $ 16,087   $  10,089   $  7,547
                                       ========   =========   ========   =========   ========   ========   =========   ========

Earnings:
   Pretax income (loss) from           $(23,378)  $ (30,025)  $(52,361)  $ (31,917)  $(30,961)  $(25,570)  $  15,599   $ 18,141
   continuing operations.......
   Subtractions:
      Earnings (losses) of                   --         532        151        (519)     2,398      2,398         788        788
      equity investees.........
   Additions:
      Fixed charges............          25,035      23,956     22,305      22,178     21,478     16,087      10,089      7,547
      Distributed income of
      Equity investees.........              --          --        188         185        212        212         231        231
                                       --------   ---------   --------   ---------   --------   --------   ---------   --------
Total earnings                         $  1,657   $  (6,601)  $(30,019)  $  (9,035)  $(11,669)  $(11,669)  $  25,131   $ 25,131
                                       ========   =========   ========   =========   ========   ========   =========   ========

Ratio of earnings to fixed charges       n/a         n/a        n/a         n/a        n/a        n/a        2.49        3.33
Earnings deficiency............        $ 23,378   $  30,557   $ 52,324   $  31,213   $ 33,147   $ 27,756      n/a        n/a


     (a) We sold $115,000,000 aggregate principal amount of our 5 1/4% Senior Convertible Notes due 2009 in private transactions on July 26, 2004. In conjunction with that offering, we secured a new three-year $100 million senior secured revolving credit facility (the "new revolving credit facility"). We used all of the net proceeds from the offering of our notes, together with borrowings under the new revolving credit facility, to repay all of the amounts outstanding under our former term loan and to redeem on August 26, 2004 all of the outstanding principal amount ($136.8 million) of our 8 3/4% senior subordinated notes. The pro forma calculations above have been prepared to illustrate the impact of these financing transactions. The pro forma calculations give effect to the financing transactions as if they had occurred at the beginning of the period.

         For the years ended December 31, 1999, 2000, 2001, 2002, and 2003, earnings were inadequate to cover fixed charges and the dollar amount of coverage deficiency is disclosed in the above table, in thousands.